Exhibit 10.96

June 20, 2006

J. Brett Harvey

CONSOL Energy Inc.

1800 Washington Road

Pittsburgh, PA 15241

Re: Variable Long Term Incentive Compensation

Dear Brett,

On June 20, 2006, the Board of Directors (the “Board”) of CONSOL Energy Inc. (the “Company”) approved your right to earn a 2006 variable long term incentive award. The purpose of this letter is to outline the manner in which you may earn the right to receive the variable portion of your long term incentive compensation.

Incentive Compensation - Subject to the terms, conditions and restrictions set forth herein, you have the right to earn variable long term incentive compensation in an amount not to exceed $1,000,000. The right to receive this compensation shall be conditioned upon the achievement of certain pre-determined performance goals and the payment thereof shall be in the form of future grants of stock options and restricted stock unit awards (hereinafter the “Equity Award”) as described more fully herein.

Performance Goals - Your right to receive all or any portion of the Equity Award is conditioned upon you and the Company achieving certain performance goals determined by the Board in its sole discretion (the “Performance Goals”) for the year ended December 31, 2006 (the “Performance Period”). The Performance Goals determined by the Board will be assigned certain percentages relative to the Equity Award and the achievement of any particular Performance Goal during the Performance Period shall entitle you to an equivalent pro rata portion of the Equity Award. In the event that none of the Performance Goals for the Performance Period are achieved, you will not be entitled to receive the Equity Award; provided, however, that the Board may, in its sole discretion, grant all or any portion of the Equity Award if any or none of the Performance Goals are achieved during the Performance Period.

The determination of whether any Performance Goal has been achieved and any portion of the Equity Award earned thereby shall be made by the Board, which determination shall be final, conclusive and binding on all parties.

Equity Award - Subject to your continued employment with the Company and to the extent you earn the right to receive all or a portion of the Equity Award, the Company shall grant to you stock options and restricted stock units (“RSUs”) with a value equal to the portion of the Equity Award earned by you. One-half of the value of the Equity Award earned by you shall be granted in options and the remaining one-half of such value shall be granted in RSUs. All such options and RSUs shall be granted under the CONSOL Energy Inc. Equity Incentive Plan, as amended (“Plan”), and shall be subject to the terms and conditions, including vesting restrictions, contained in the Company’s standard Nonqualified Stock Option Agreement and Restricted Stock Unit Award Agreement. Options shall be valued using the Black-Scholes option valuation methodology or such other methodology as may be deemed reasonable by the Compensation Committee of the Board (the “Compensation Committee”). The Equity Award, if any, will be granted to you in 2007 at such time and consistent with the Compensation Committee’s established practices for making equity grants under the Plan. The exercise price of any options and the value of any shares underlying RSUs issued in satisfaction of the Equity Award shall be based on the fair market value of the Company’s common stock on the actual date of grant as provided under the terms of the Plan.

If you should have any questions regarding this portion of your compensation package, please contact the undersigned at your convenience.

Sincerely, /s/ John Whitmire John Whitmire Chairman of the Board of Directors of CONSOL Energy Inc.